                             Form8K

Silicon Image Appoints Camillo Martino Chief Executive Officer

Experienced Semiconductor Executive Joins Technology Leader as It Prepares for Profitable Growth

SUNNYVALE, Calif.--(BUSINESS WIRE)--Silicon Image, Inc. (NASDAQ:SIMG - News), a leader in semiconductors and intellectual property for the secure distribution, presentation and storage of high-definition (HD) content, today announced the appointment of Camillo Martino as its new chief executive officer (CEO). Martino, 47, has over 25 years of experience in the high-tech industry including various executive management roles focusing on the consumer electronics, communications and computing markets.

Martino comes to Silicon Image from SAI Technology, Inc. SAI is a leading supplier of 4G and security technology solutions to the mobile communications industry. During Martino’s two year tenure as a board member, chief operating officer (COO) and Angel investor, SAI experienced rapid growth and built a strong and innovative business. Martino will remain a member of the SAI Board of Directors after joining Silicon Image.

Prior to SAI, Martino was the president and CEO of Cornice Inc., an innovator and technology leader of portable storage solutions to the portable consumer and mobile phone markets. Before joining Cornice, Martino was with Zoran Corporation (NASDAQ:ZRAN - News), where he was COO for approximately four years, guiding it through a period of tremendous growth. Zoran is a leading provider of digital solutions for the growing digital entertainment and digital imaging markets. Martino also spent nearly 14 years with National Semiconductor in four different countries, including its headquarters in Silicon Valley, Japan, China and Australia.

“At this important stage of the company’s turnaround and positioning for long-term growth, Silicon Image is thrilled to have attracted an executive of Camillo’s talent and experience,” said Peter Hanelt, chairman of the board of directors of Silicon Image. “Camillo is a seasoned global executive, who has demonstrated a successful track record in the customers and markets that we serve. I am confident that his leadership and international experience working in the countries where the majority of our customers are based will drive Silicon Image on a path for consistent profitability and renewed growth.”

“I am excited for the opportunity to lead Silicon Image to the forefront of its target markets,” said Camillo Martino. “Silicon Image is well-positioned as an industry leading technology supplier to the consumer, personal computing and mobile phone markets.”

Martino holds a bachelor of applied science degree in electrical engineering from University of Melbourne, Parkville, VIC and a graduate diploma in digital communications from Monash University, Clayton, VIC.

Hal Covert, who in September 2009 was appointed as our president and chief operating officer pending our search for a new chief executive officer, has agreed to continue as president of the Company and serve on our board through a transition period ending on September 30, 2010.

                                        1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.siliconimage.com

About Silicon Image, Inc.

Silicon Image, Inc. is a leading provider of semiconductor and intellectual property products for the secure distribution, presentation and storage of high-definition content. With a rich history of technology innovation that includes creating industry standards such as DVI and HDMI, the company’s solutions facilitate the use of digital content amongst consumer electronics, personal computer (PC) and storage devices, with the goal to securely deliver digital content anytime, anywhere and on any device. Founded in 1995, the company is headquartered in Sunnyvale, California, with regional engineering and sales offices in China, Germany, Japan, Korea and Taiwan. For more information, please visit www.siliconimage.com.

Forward-looking Statements
This news release contains forward-looking statements within the meaning of federal securities laws and regulations, including, but not limited to, statements regarding Silicon Image’s positioning for long-term growth and its market opportunities. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC). These risks and uncertainties could cause the actual results to differ materially from those anticipated by the forward-looking statements. Silicon Image assumes no obligation to update any forward-looking statement.

Simplay Labs and HDMI Licensing, LLC are wholly owned subsidiaries of Silicon Image, Inc. Silicon Image, the Silicon Image logo, and MHL are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries. HDMI, the HDMI logo, and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and/or other countries. All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries

Contact:

Silicon Image, Inc.
Kasey Holman, 408-616-4192 (Media)
kasey.holman@siliconimage.com

or

Ogilvy Public Relations for Silicon Image, Inc.
Adrian Eyre, 415-677-2708 (Media)
adrian.eyre@ogilvypr.com

or

Investor Relations – The Blueshirt Group
Mike Bishop, 415-217-4968 (Investors)
mike@blueshirtgroup.com

                                         1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.siliconimage.com